     EXHIBIT 99.2
American Eagle Outfitters, Inc.
First Quarter 2011
Conference Call Transcript dated May 25, 2011
Operator: Greetings and welcome to the American Eagle first quarter 2011 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator instructions). As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may begin.
Judy Meehan- American Eagle Outfitters, Inc.- VP — IR: Good morning, everyone. Joining me today are Jim O’Donnell, Chief Executive Officer; Roger Markfield, Vice Chairman and Executive Creative Director; and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our first-quarter press release, it is available on our website, AE.com.
Before we begin today’s call, I need to remind everyone that during this conference call members of management will make certain forward-looking statements based upon information which represent the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. And now I would like to turn the call over to Jim.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: Thanks, Judy. Good morning and thanks for joining us. I will begin by providing an overview of our first-quarter performance and an update on each of our businesses. Then, Roger will provide his perspective and Joan will review our financials.
Overall, performance for the quarter was mixed. Although sales were below plan, we achieved EPS of $0.14, which was within the range of our expectations. Looking beyond the quarter, I’m pleased to report that we continue to move ahead on implementing the strategic initiatives I discussed on our last call, which will position the business for increasingly profitable long-term growth beginning in 2012.
Now, providing color for the first quarter, total sales declined 6% and comps were down 8%. Our top line was affected to some degree by external factors, yet also reflected internal missteps. We pursued an assortment strategy which, in hindsight, did not provide enough depth in key items. As a result, we were not positioned to fuel promotional activities as we did during the spring season of last year.
At the same time, we faced a highly competitive and promotional retail landscape. We have made the appropriate assortment adjustments for the fall season, which Roger will review shortly. In spite of the lower sales, we were able to achieve higher merchandise margin. Additionally, our expense control initiatives continued to be successful with SG&A dollars down $10 million from last year, largely reflecting the positive impact of our corporate profit initiative. As you recall, under this program we are reducing overhead costs. Additionally, we are creating efficiencies across our supply chain and production operations.
Another positive is our strong financial position. We ended the quarter with more than $600 million in cash and investments. We are using this cash to prudently invest in our business and to evaluate other opportunities to enhance shareholder value. When we spoke on our last call I outlined key initiatives to position the business for growth beginning in 2012. Let me provide an update on our plans.
Within the AE brand, our focus is on improving productivity levels. Merchandising changes are underway to strengthen our assortments. In addition, we have further strengthened the team, as Roger will discuss in his remarks. We will defend our leading market position in denim and continue to grow this category as the go-to denim destination for our customer. We must also rebuild our market share in heritage categories such as tees and fleece where we are making bolder investment and underscoring a strong value proposition.
In accessories we are achieving positive results with our expanded assortment, including more handbags, footwear and jewelry, in addition to new offerings that are right for our customer. Currently, accessories represent just 10% of our sales and we see the potential for its growth to be at 20% over the longer term. An essential part of this strategy is adding dedicated accessory shops within our stores. We now have 46 accessory shops and approximately 250 are planned for the year. We see this as a very exciting growth opportunity.
Together, these initiatives build on an incredibly strong foundation of the AE brand, which remains one of the strongest in today’s marketplace.
Turning to aerie, for the quarter, although sales were below expectations, operating results were similar to the first quarter last year. As I noted on the last call, we are transitioning aerie to give greater prominence to the intimate apparel categories. We are introducing new offerings to build a more complete lifestyle brand. We continue to believe in this brand for the long term.
With increasing sales and strong profitability, AEO Direct is a powerful driver of the future growth. There are two key drivers. Number one, we are using our brand as a springboard. We are expanding our online assortments with more unique offerings. We have already seen success with an expanded dress business, extended sizes and third-party footwear. And we have only just begun, and we will continue to grow this channel through exclusive offerings.
Number two, we are taking advantage of the Internet as a powerful vehicle for furthering our international expansion, bringing our brand and truly American style to a global market. We’re expanding our shipping capabilities and payment options to reach more consumers around the world. Importantly, to support our international strategy, we recently purchased trademarks which have solidified our ability to expand in additional markets.
Now, speaking of the American Eagle brand abroad, we are establishing a foothold in key international markets. Our first Hong Kong store opened recently, and the results so far have been really fabulous, well exceeding our expectations.
Overall, we look forward to continuing our progress. We have tremendous opportunities across all brands and selling channels, and including significant progress in 77kids, which we expect will lead to growth in 2012 and beyond.
Now let me turn it over to Roger.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Thanks, Jim. Good morning, everyone. As Jim noted, we have made significant progress in positioning the Company for long-term growth. In a nutshell, I think you can see us returning to our roots in order to accelerate our growth and profit.
To achieve our goals, we have made some important management changes. Fred Grover is now leading AE brand merchandise in addition to e-commerce and marketing. This appointment is important for several reasons. First, Fred has been a great partner over the past 18 years in making American Eagle a leading lifestyle brand for the 15- to 25-year-old. He has vast experience across all disciplines and knows our process well. Most importantly, Fred understands the substance of our brand DNA.
By consolidating AE brand merchandising, store visual, e-commerce and marketing under Fred, we are bringing a singular focus to all brand experiences. I’m very excited to have Fred in this new role.

Secondly, I’m delighted to announce that Michael Leedy has returned to our Company as Chief Marketing Officer. Some of you remember Michael, who led AE marketing from 1996 to 2005. He was the driving force during our most successful years. Michael created innovative ideas and strong, impactful images. Like Fred, he knows our Company and our process extremely well and helped us build AE to the premier lifestyle brand. Michael is incredibly excited to be back, and I know that; I had dinner with him last night. I have every confidence that he will deliver top-notch marketing programs which will help drive traffic and create greater excitement around all of our brands.
In addition to these key changes, we have also strengthened the merchandising and design teams in key businesses. We have hired leaders with proven track records with AE. They know our process, our brand and our customers well. I am extremely pleased to have them back at AE and I’m confident they will have a positive impact in a very short order.
Now let me address the first quarter. Our sales performance did not meet our expectations. Our assortments were a bit too broad and incorporated too many styles. As a result, inventories in denim were light; and, as Jim noted, we did not plan enough inventory depth in key items to fuel price promotions. Additionally, the environment was highly promotional and competitive.
With that said, our sell-throughs were decent, and we achieved a merchandise margin rate above last year. Now moving forward, we will be in stock to drive our heritage businesses. Starting with denim, we will support our number-one market-leading position. Over the past several weeks we have replenished some of our denim inventories and are getting back to a stronger position to support demand in this business. For back to school we will be ramping up our offers with new fits, updated washes, backed by an exciting and targeted marketing campaign. There is newness in the denim business, and that is very exciting for us in the upcoming seasons. Across the assortment, we must reclaim the classic preppy styles for our core 15- to 25-year-old customers.
Our approach is consistent with our heritage and how we built our most successful seasons. You will see a real change evolve over the next several months. The transition within aerie will also occur in full force this fall with powerful bra launches and a more complete assortment across apparel categories. Overall, with the changes we have made across our organization, I am confident we will deliver on our objectives.
Now, to provide you with a further breakdown on the quarter and the outlook, I will turn the call over to Joan.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Thanks, Roger, and good morning, everyone. Although sales for the quarter came in lower than anticipated, we are pleased that we were able to deliver earnings within our expected range. Our improved merchandise margin, reflecting strong inventory discipline, combined with cost savings from our profit initiatives, were key contributors to this performance.
Now reviewing the details, total first-quarter sales of $610 million were down 6% from the first quarter last year and comparable store sales declined 8%. This was against our best quarter last year, when comps increased 5%. This year by brand, AE decreased 8% and aerie was down 7%. AE Direct sales increased 3% in the quarter.
Looking at consolidated first-quarter metrics, transactions declined in the low double-digits. The average transaction value increased in the mid single-digits, driven by a high single-digit increase in the average unit retail price. Fewer price promotions during the quarter contributed to the higher AUR.
Now moving on to margin, the gross margin increased 170 basis points to 38%. The merchandise margin increased 70 basis points compared to last year, primarily due to lower product costs and decreased promotional activity. BOW increased to 240 basis points as a rate to sales, primarily due to rent related to new store openings and the impact of negative comps.

Now turning to operating expense, SG&A dollars declined $10 million, or 6%, to $158 million. As a rate to sales, SG&A was flat to last year. The decrease resulted from expense reduction efforts which yielded savings in compensation, supplies and services partially offset by planned investments in advertising and new store growth. Lower compensation costs primarily reflected changes in our incentive comp plan, which largely affected the first quarter and will not have a similar impact going forward.
Other income of $4.5 million included approximately $0.01 per share related to ARS recoveries.
Turning to the balance sheet, first-quarter ending inventory increased 2% and cost per foot was flat to last year. As Jim and Roger indicated, this fall we are rolling out our accessory business, which is reflected in our second-quarter inventory. Looking at apparel, the second-quarter average inventory cost is planned to increase in the high single-digits and units are down in the low single-digits. First quarter CapEx totaled $38 million compared to $19 million last year. The increase reflects store remodeling activity in the first quarter of this year. For the year we continue to expect CapEx in the range of $90 million to $100 million with a little over half related to new and remodeled stores.
We ended the first quarter with cash and investments of $611 million.
In terms of our outlook, we currently expect second-quarter EPS to be in the range of $0.10 to $0.13 compared to $0.13 last year. With respect to sales, while it is still early in the quarter, we are encouraged by an improvement in sales reflecting better trends in key items. SG&A dollars are planned flat for the quarter with investments in new stores and advertising offset by continued expense savings.
For the year we continue to expect EPS to be about flat with 2010 earnings from continuing operations of $1.02 per share. We expect improved performance in the second half of the year, providing momentum for 2012. Now I will turn the call back to Judy.
Judy Meehan- American Eagle Outfitters, Inc.- VP — IR: Thanks, Joan. Now we will move on to questions and answers. So that more participants can ask a question today, please limit yourself to one question. Okay, Rob, we are ready for the first question.
Operator: (Operator instructions). Jeff Black, Citigroup.
Jeff Black- Citi- Analyst: So, Joan, it looks like we saw some cost increase or are seeing some cost increases on the input side related to the inventory in 2Q. Just tell us where you’re seeing those, what degree of cost rise we are seeing now. And looking to the back half, what are we looking at there, in your opinion? And what kind of merchandise margins is this guidance presuming for second half?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Okay, Jeff, that’s accurate. The cost increase per the increase in second-quarter relates to product costs, which reflects the back-to-school inventories, and it’s a mix of those receipts. And that’s up about 8% to 9% in the quarter.
And then as we look to the back half, we see a mid-teen product cost increase. We are seeing, in the second quarter, cost pressure in terms of merch margin guidance. And, as you know and as we’ve stated in our comments, we have flexibility with our inventory position for promotions, which also gives us flexibility in our markdown performance for the quarter. So cost pressure with opportunity in markdowns and top-line opportunity with promotion.
On the back half, we expect merch margin pressure as well, but again we believe we have opportunity in the markdown line to offset some of that cost pressure, as well as we have been testing some price increases, selectively testing price increases to offset some of those costs.

Jeff Black- Citi- Analyst: All right, thanks, good luck.
Operator: Adrienne Tennant, Janney Montgomery Scott.
Adrienne Tennant- Janney Montgomery Scott- Analyst: Roger, can you talk about some of the product in the spring season, where you thought there was perhaps a miss and what is giving you the confidence, what is changing, giving you the confidence that the fall season merchandise — I’m assuming, starting in July, right, the back-to-school merchandise — really has some changes in it that can create some momentum?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Well, we had some successes, obviously, in the spring, and those were in the men’s area — men’s knits, men’s underwear, men’s sweaters and men’s shorts doing quite well.
On the women’s side, we had the successes in women’s tees and women’s sweaters, women’s sweats. And also the shorts business looks like it’s kicking in pretty nicely for us.
On the downside we went after a khaki business that didn’t work. And it kind of lowered our inventories on the denim front, which in hindsight was an error. We’ve compensated for that. We made quick adjustments. And if you go into our stores now you will start to see the denim starting to come in. And our assortment for back-to-school is by far superior to any other season we have. And with this denim now coming in, we’re seeing a change in the business.
Adrienne Tennant- Janney Montgomery Scott- Analyst: Are you taking less fashion risk in the back half —
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: No.
Adrienne Tennant- Janney Montgomery Scott- Analyst: — Because it seems like the callouts that you had are more of the basic categories, perhaps.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: We’re going to have enough fashion so you have the sprinkles you need in the store, but our intensity is in the key heritage items we know about and a very strong denim impact.
Adrienne Tennant- Janney Montgomery Scott- Analyst: Thank you, best of luck.
Operator: Michelle Tan, Goldman Sachs.
Michelle Tan- Goldman Sachs- Analyst: I had two questions, one on the inventory side. I’m just curious; I know you mentioned that the investments are behind some key items. Can you help us think about the shelf life of that, those kinds of items versus the average thing you would put in the store? How long can you sit on these things before you have to take markdown?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Michelle — by the way, thanks for your report; I liked reading it very much. And I kind of agree with you, so —
Well, the investments we are making are in — you know, American Eagle is really the number one brand in this space, by far. And every once in a while, for some reason, we let go of our key heritage programs and we let people take market share from us. Some of these programs are quite predictable — fleece, graphic T-shirts and for us, unlike other people, certain categories within the denim business. We will protect our turf as we move into back to school.

Michelle Tan- Goldman Sachs- Analyst: Great; and on the shelf life of those key items, is it a longer shelf life business?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: It depends on the item. When it comes to denim, you pretty much have a shelf life that lasts the entire season. When it comes to graphics, we flow them. When it comes to fleece, some stay for the entire season and some we flow.
Michelle Tan- Goldman Sachs- Analyst: And then on the marketing front, as you mentioned, it does seem like you’ve gotten a little bit away from your heritage, not just with the breadth of the assortments but also with some of the imaging you guys have been using in the spring. How long before you can move back to that more classic preppy kind of aesthetic? How long does Michael take to be able to roll some of that out?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: You know, Michael and Fred and myself — we’ve worked for 15 years together as a combination, and with Fred for 18 years. We’ve had already two dinners in the two weeks that Michael is back. This is a very cohesive team. We are moving on that front real quick.
Michelle Tan- Goldman Sachs- Analyst: So maybe by back-to-school we should see something materially different in terms of the branding?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I think you will love what you see for back to school. But from holiday on you will see the input of the combination.
Michelle Tan- Goldman Sachs- Analyst: Okay, great. And my last one is just to understand how much sales improvement are you guys expecting because of these changes as you give your full year and your second-quarter guidance?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Clearly, we are not giving comp store guidance for the second quarter. However, we are encouraged, as Roger said, by the trends we are seeing in the key items. The new denim assortment is on the floor, with several styles on the floor, not in full force. And the testing on that has been good.
So we feel encouraged by the traction that we are seeing here in the second quarter, which has led us to feel very encouraged as well for the back half of the year, as we, as Roger mentioned, key item investment — denim, graphics, our core businesses, where we see traction. And the third quarter is a very strong quarter for us as a brand, and we are comping a holiday of last year that was of subpar performance. And we believe there’s opportunity there.
Michelle Tan- Goldman Sachs- Analyst: Okay, great, thanks so much, guys, good luck.
Operator: Liz Dunn, FBR Capital Markets.
Liz Dunn- FBR Capital Markets- Analyst: Why didn’t you buy back any stock in the quarter, and what’s your ongoing perspective regarding share repurchase?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: We did not buy back stock in the quarter, and we continue to evaluate that with our Board. As you will recall, we have 14.5 million shares authorized, and we continue to evaluate that on an ongoing basis. Recollect that last year we repurchased several million shares, over $200 million, and are tracking at returning about $1.5 billion to our shareholders over the last several years. So we are committed to returning cash to our shareholders and continue to evaluate that.

Liz Dunn- FBR Capital Markets- Analyst: Joan, how much cash do you like to keep on the balance sheet, just for safety purposes?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Our range — and this is a particular low point in terms of — or a high point in terms of what we like to retain, just given how the business flows. It’s — $300 million to $400 million is a rough comfort level, given the general cash position that we have between Canada and the US and so forth. So $300 million to $400 million is a general range of cushion.
Liz Dunn- FBR Capital Markets- Analyst: Great, thanks.
Operator: Janet Kloppenburg, JJK Research.
Janet Kloppenburg- JJK Research- Analyst: Roger, I’m interested in your discussion about returning to classic preppy styles. Does that mean that this more bohemian styling that we’ve been seeing in the stores this spring is something that you are not as much devoted to? Or, are you just talking about preppy styles on the bottom? If you could talk a little bit about how you are thinking about the styling direction of the brand —
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Obviously, I don’t want to talk about fashion on the call. But clearly, it’s obvious bohemian is a trend.
Janet Kloppenburg- JJK Research- Analyst: Right.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: And it’s a good trend that works with our preppy looks, so how we mix the two. We are not going away from bohemian, but we are introducing classic preppy.
Janet Kloppenburg- JJK Research- Analyst: And do you think that your denim — I know you have new fits and a lot of newness. But do you think that because of the price increases, Roger, that you will have meaningful increase in ticket price in denim this fall? Or what should we be thinking about that?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: If I had to give you one category that I have the most confidence in our ability to raise price, I would tell you it’s in denim. And of all the tests that we’ve done, it clearly shows our spreads in terms of value and quality and style is so up front vis-a-vis the competition that we have room in pricing in denim.
Janet Kloppenburg- JJK Research- Analyst: Okay, and will — so when will we start to see those price increases? Will it —
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: We are very careful. We are very cautious. We’ve done it on some washes and on some styles, and it’s having zero negative impact on the selling.
Janet Kloppenburg- JJK Research- Analyst: And just the last question is on the key items where I think you said you were light. Now it has improved. Is it where you want it to be now, or will we look to the —
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: No; you will see it from back to school on.
Janet Kloppenburg- JJK Research- Analyst: Okay, thanks very much and lots of luck.
Operator: Brian Tunick, JPMorgan.

Brian Tunick- JPMorgan- Analyst: Two quick ones — if someone could give us an update on the CEO search and just sort of maybe what the Board is looking for from that role? And then just on the international trademarks, what was acquired there? And can you just maybe talk about the go-to-market strategy on the franchise versus Company-owned? What are you guys thinking there as we move into 2012 and beyond?
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: On the CEO search, Brian, there’s no news. It’s very early in the process, and there has been — other than preliminary work done by the search firm, we are probably a month or so away from getting into some specific meet and greets with some prospective candidates.
As it relates to the trademark acquisition, there was an individual in Europe who held the rights to a number of countries that we wanted to have access to. We were successful in our negotiations with this individual, and we have acquired the trademark rights to some 27 countries that it would have posed somewhat of a problem if we’d tried to enter at that time. So we no longer have that problem, and those markets are now open to us.
As it relates to international modeling, we are right now in a franchisee mode. That means that all of our international store openings at this particular time are in conjunction with a partner under a franchise arrangement. We are looking at a few countries in the world where we would either do a combination of a joint venture or wholly owned. But that’s in the very early stages right now.
Brian Tunick- JPMorgan- Analyst: All right, terrific, best of luck for the summer.
Operator: Lorraine Hutchinson, Bank of America.
Paul Alexander- BofA Merrill Lynch- Analyst: Good morning, thanks, this is Paul Alexander for Lorraine. Could you guys give us an update on the $20 million to $30 million cost savings initiative? First, is it still $20 million to $30 million? Or now that we are about half a year into your efforts, do you have a sense of if you are going to be at one end of that range or the other? And how do you see the timing of that being split?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Paul, the $20 million to $30 million is still the range that we have, and it’s over the next 24 months. And we have factored in savings as well within the guidance we have given and have offset some of that with the marketing increases that we’ve talked about. So the $20 million to $30 million is still in our sight with some of that being offset with investment.
Paul Alexander- BofA Merrill Lynch- Analyst: Great, thanks. And then could you talk a little bit about maybe cotton and costing for 2012? With cotton coming back a little bit, how are you seeing — I know it’s a little too early to say exactly — but directionally, what are you thinking for early 2012?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: What we — it is early to talk about cotton for 2012. We recognize that the market is improving. What we can tell you about our back half of this year is that we were able to — within the guidance that we gave and have reiterated here, that we hit the cotton cost targets that we expected. And we are very pleased with the sourcing team and the efforts they put forth to do that. So we are right on the mark there and look to gain some improvement, but how much and where that will be is still a story to be told for 2012.
Paul Alexander- BofA Merrill Lynch- Analyst: Great, thank you.
Operator: Stacy Pak, Barclays Capital.
Stacy Pak- Barclays Capital- Analyst: I guess I’m a little confused on the inventory because I thought what I heard was the merchandise margin increased in this quarter, in part due to tighter inventory. And yet you are calling for inventories to be up low-double digits, all in, at the end of Q2. So I guess, where should inventories be in the second half? How much price increase do you have embedded in your dollar increase or your dollar-per-share number for the year?
And then, Roger, you have been around a while. I just would like it if you would comment on the level of promotions that you are seeing in the industry now and how that looks to you and what you see happening in the second half, given everything that’s going on in terms of promotion.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Okay, Stacy, I’ll take two parts of your question.
One, the volume level for the first quarter was a bit short of where we would’ve liked to have come out. And I’m quite certain it was because we couldn’t fuel the competitive price promotions taking place out there. What we have done in a very prudent way is, as I said before, invested in denim, in the new accessory part of the business and in the heritage key items. I believe that that will get market share back that we gave up, in a very prudent way, and use that inventory very effectively. And it should work both from a volume perspective and from a margin perspective.
As it relates to the level of promotion taking place out in the environment, I walked, obviously, before — each month I’m out in the malls. My visit was last week, and I won’t talk specifically about any individual competitor. But the competitive environment is vicious. The price points, the — as low as I, quite frankly, have ever seen them. I don’t think we have to get into that fray, but at the same time we want to have our share of market back.
Stacy Pak- Barclays Capital- Analyst: So I guess just a follow-up, Roger. But if it’s so vicious now, why is it going to be so much better in the second half? And why is everyone, without naming names, going to be able to raise prices altogether in the second half?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Well, I think denim is a separate issue. I think when you pretty much own a share of market in the business, and we haven’t fueled the inventories to satisfy our customers, I think we, quite frankly, stand alone. On the other categories we just need to have the fuel to be able to be in the game.
Operator: Paul Lejuez, Nomura Group.
Paul Lejuez- Nomura Group- Analyst: Guys, just wondering, how did the 46 stores with the expanded accessory offering perform relative to the chain? And also just wondering, at aerie, just the transactions per ticket, just trying to figure out what the composition of that comp was.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I’ll take the first question. The accessory business — as you know, we had 10 stores for holiday and we just added, actually, another 45, which will make it 55. And those were added to summer two set, which was like 2.5, three weeks ago. Those stores are running — I don’t want to give an exact number, but they are running up nicely to the chain. And they are impacting the comp of those particular stores as well.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: And with respect to aerie, the transactions were down in aerie. And ADS — we did get some lift in ADS.
Paul Lejuez- Nomura Group- Analyst: Thanks, guys, good luck.
Operator: Dana Telsey, Telsey Advisors.
Dana Telsey- Telsey Advisory Group (TAG)- Analyst: Can you talk about (technical difficulty)?

Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Dana, you are breaking up, and we can’t hear you.
Dana Telsey- Telsey Advisory Group (TAG)- Analyst: Can you talk a little bit about the ancillary concepts like (technical difficulty) —
Judy Meehan- American Eagle Outfitters, Inc.- VP — IR: Can’t hear you again, Dana.
Dana Telsey- Telsey Advisory Group (TAG)- Analyst: I’m going to call back on my other line.
Judy Meehan- American Eagle Outfitters, Inc.- VP — IR: Okay. Rob, we’ll go to the next question.
Operator: Sean Naughton, Piper Jaffray.
Sean Naughton- Piper Jaffray & Co.- Analyst: Just maybe a quick update on the real estate front — could you give us an idea of the lift you are seeing on any of your remodel program, the costs of the remodel, and how many you plan to do this year? And then maybe secondarily, just how should we think about the new store opening and closings in terms of cadence for the balance of the year?
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: This year happens to be the most remodels we’ve ever undertaken in my 11 years here, and they number about 200. They are all not full remodels. We have really broken down our whole remodel program into three different categories. One is a complete remodel, and that would be only for very specific stores using very high-profile shopping centers and our highest-volume stores and the most profitable. The mid tier would be ones where we more or less do some lighting and some floor refurbishing and painting. And then the third is the lowest, and that’s where we just do the paint-outs and freshen up the stores.
Our results on the remodels have been very positive. They overall are in the low single-digit — mid to low single-digits over their previous sales cadence. And so we are encouraged. And in most cases on a remodel, when we renew a lease, there’s some sort of a remodel that’s tied into the lease renewal. So it’s not just automatic that — on our part that we would just arbitrarily do or not do a particular remodel. So that’s why we’ve put them in three different categories.
The number of store openings and closings are — we have been very frugal in the number of stores we are opening. On the Eagles, primarily the store openings are all in the factory outlet environments that have been extremely prolific for us, and we will continue to look at that channel. We have aerie stores, opened about 10 aerie stores we plan, and 77kids we have about 12 stores planned to be open.
The aerie stores and the 77kids stores I’m overall pleased with, that we will continue to — Joan and I will continue to look at the financial cadence as it relates to the brands in total, and that would be the aerie and 77 brands. And we are going to be very prudent about where we are going to open stores and how fast we’re going to open. We want to see some proof in practice, some improvements in overall performance in both aerie — kids is performing well, but I am being very, very cautious with that brand. And I believe that back-to-school and especially holiday will be the seasons that we will be able to evaluate overall progress in those two brands.
As it relates to closing stores, we have identified a number of stores over the next two years. They number somewhere between 85 and 100 stores that are eligible to close. That doesn’t necessarily mean we are going to close them, but we would look at them and contemplate closing. As we are looking at some of the initiatives that we are embarking on, currently, as Roger mentioned in depth, and that is with key item pricing, with back to our heritage in some of our key categories, and some of these store should respond very nicely. And I would hope they would. And so that number is a number that we are not locked into. But, based on the financials as of today, 85 to 100 stores would be considered for potential closing.

Sean Naughton- Piper Jaffray & Co.- Analyst: And then just real quick, for this year the closings, though, are likely weighted towards Q4 area, or is it Q3? Or do we just need to see back-to-school and then see how many we are going to do this year?
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: This year, you’re going to see somewhere between 25 and 35 stores that probably we will close.
Sean Naughton- Piper Jaffray & Co.- Analyst: Okay, thank you.
Operator: Howard Tubin, RBC Capital Markets.
Howard Tubin- RBC Capital Markets- Analyst: Maybe you can talk a little bit more about marketing and what changes, if any, can we expect now that Michael is back on board?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Well, Michael was a very creative marketing guy. He built the brand with us at the very beginning, and he is very, very connected to driving traffic through stores in a very creative way. Remember at the very beginning, we were the first ones, when it was real world, we were first in many, many initiatives. Michael is very connected to the whole social media network, and Fred and his whole team prior have done an incredible job. I can’t talk about some announcements that will be made tomorrow, but as the premier brand we have — a lot of the top social media networks want us to join with them in partnerships, and there will be a major release tomorrow.
Judy Meehan- American Eagle Outfitters, Inc.- VP — IR: Okay, thanks; Rob, next question, please.
Operator: Dana Telsey, Telsey Advisors.
Dana Telsey- Telsey Advisory Group (TAG)- Analyst: On aerie, you mentioned the growth initiatives, aerie and 77kids, you mentioned aerie sales below plan and operating profit similar. Can you give further clarification on that business, what’s happening product wise? And also, with 77kids, and how do price increases impact those two businesses?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Aerie — we like the way aerie looks. It’s not robust enough yet. As Jim said, the operating line is equal to last year. And when you take the aerie as a brand, the combination of it being in the stores and what it does on the web and its own stand-alone, it is a profitable business. But the team that we assembled are working incredibly well together. Actually, Jim and I just did a walk-through of back-to-school yesterday, and compared to last year’s back to school it is a major improvement. We really like the way it’s coming together.
Our hope is that it starts to really give us the increases on the volume side along — we are seeing margin improvement. And we have been running it very lean.
Jim O’Donnell- American Eagle Outfitters, Inc.- CEO: As it relates to 77kids, as far as price increases, our production team has done an outstanding job in negotiating costs for the upcoming seasons of back-to-school and now into holiday. We don’t anticipate seeing major price increases across the board in 77kids. Primarily, I think it would be a very bad signal to send to a consumer who we are just trying to attract in a new start-up business.
And the other is that I think where we have initially priced our product, it’s competitive. It’s not the least expensive in the kids business, but it is very competitive. And I think through promotions throughout back-to-school and holiday, I’m very confident that we are going to hit our top-line numbers as well as what we anticipate will be our bottom-line results.

Dana Telsey- Telsey Advisory Group (TAG)- Analyst: Thank you.
Operator: Jennifer Davis, Lazard Capital Markets.
Jennifer Davis- Lazard Capital Markets- Analyst: Just a quick question — I’m sorry if I missed this. But I know that your previous 2011 guidance was based on a low single-digit comp. Have you updated that?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Well, the low single-digit comp is consistent, Jennifer, with previous guidance. It puts pressure, more pressure on the back half of the year. However, remember that the back half of the year was weaker, particularly in the fourth quarter. And based on the traction that we are seeing in key items today, we feel that the low single-digit view is appropriate.
Jennifer Davis- Lazard Capital Markets- Analyst: Okay, great. And then can you comment on your — I think you said that you had lower product costs in the first quarter that helped merchandise margins. So can you go into a little detail on that? And do you expect any of that to continue?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: It was just, in fact, that, that we had advantageous product costs in the first quarter that we were able to turn into a better margin performance for the quarter. As we look forward to Q2, as I said, we expect the product costs to be up high single-digit, reflecting the blend of back to school as well as the second-quarter product. And then, as we move into the back half it’s a mid-teen, reflecting the product cost increase but very consistent with the guidance that we’ve given for margin.
Jennifer Davis- Lazard Capital Markets- Analyst: All right, thanks, and best of luck.
Operator: Richard Jaffe, Stifel Nicolaus.
Richard Jaffe- Stifel Nicolaus- Analyst: Just following on that same thought, with product costs up in the second half and your re-emphasis on some of the key items, how do you anticipate retail prices on some of these key items? Will you try and balance and take advantage of margin opportunity in the denim and be more aggressive and pricing on the key items? Or will you just try and keep margin rates the same and just adjust according to profit — to cost?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I think you said it all, Richard.
Richard Jaffe- Stifel Nicolaus- Analyst: You have to choose one, Roger, come on.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I think you answered your own question.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Yes and yes.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: And if you want to come over here and be a merchant, we’ll let you.
Richard Jaffe- Stifel Nicolaus- Analyst: After this week I might need to. Thanks. So we should look for competitive pricing on some of these key items? You will go toe to toe with the rest of —
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Absolutely. Obviously, we think these key items that we are building, besides having the Eagle logo — which unfortunately we let go of this, which we will grab back real quick — we think that the design of the product, even though it is what you would call a key heritage item, has some specialness to it that makes ours that much better than the competitor.
Richard Jaffe- Stifel Nicolaus- Analyst: And when you say heritage, it’s not going to be 1999 product recycled? You’re going to be adjusting it for fit, for style, for color?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Absolutely. The whole fleece business in women’s changes dramatically, but we call it heritage.
Richard Jaffe- Stifel Nicolaus- Analyst: Very good, thanks a lot, guys.
Operator: Marni Shapiro, The Retail Tracker.
Marni Shapiro- The Retail Tracker.- Analyst: Can you talk a little bit about what is working, first of all, in non-apparel? I know you have pumped it up in some of the stores bigger than others, but could you just touch a little bit on — you have a lot of belts, hats. Footwear has expanded in some of the stores, and certainly online it’s very expanded. Personal care seems to be pulled back in some stores and pumped up in others. Can you talk a little bit about that?
And could you also just touch on, in the bohemian, you had a lot of wovens in the store that carried a higher price point. But they were very fashion right and, I thought, looked great. I was curious if on items like that you saw price resistance or, if the fashion was right, she was buying it.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: No. To answer the second question first, the woven top area as we have gone into the second quarter is very strong. And we do have great items within that assortment on the bohemian front. As I said before to I think it was Janet, the bohemian trend will continue along with our classic preppy heritage items. And we are doing extremely well in that category.
In the whole accessory business, our underwear business is very strong, and parts of the belt business are strong. Parts of the footwear business are strong. And as you know, sandals have been a bit slow across the country. But we have very good signs on this accessory business. And where we have the shop within the shop, it’s doing really nicely as a total. We really don’t have more inventory in an average store in accessories, just yet. We will see that for back-to-school.
Marni Shapiro- The Retail Tracker.- Analyst: And jewelry still is doing well for you guys?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Jewelry?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: Jewelry is doing okay.
Marni Shapiro- The Retail Tracker.- Analyst: Okay, good luck, guys, for back-to-school — well for summer, actually.
Operator: Betty Chen, Wedbush.
Betty Chen- Wedbush Securities- Analyst: I was wondering if you can give us what were the comps for the women’s and the men’s businesses in the first quarter. And then I think earlier you mentioned that you are also looking at shipping to more countries on AEO.com in general. Can you give us the timing of that and remind us how many countries you are shipping to now or when we can expect that to happen?

And then also the timing of some of your expanded categories, and how are we seeing — and are we seeing any sort of different purchase patterns between your online customer and your in-store shoppers?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Okay, Betty. The men’s comp for the quarter was down 5% and women’s was down 10%.
Betty Chen- Wedbush Securities- Analyst: And the online business, Joan?
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: The performance on the online business was up low-single digit. We saw an improvement in conversion and with a slight decline in traffic. But the online business continues to be a very strong profit performer for us and very nice inventory turns there and a very nice margin.
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: The brand is very strong online, and it represents for us a bit over 12% of our total business. It’s a big number, and it’s growing and continues to grow. And how many countries we ship in — we are working on certain programs in terms of — so we can ship more effectively at a better cost. But right now, we are shipping to I believe it’s around 70-something, 70-some countries we are shipping too.
Joan Hilson- American Eagle Outfitters, Inc.- EVP, CFO: Over 70.
Judy Meehan- American Eagle Outfitters, Inc.- VP — IR: All right, Rob, we have time for one more question.
Operator: Roxanne Meyer, UBS.
Roxanne Meyer- UBS- Analyst: I just wanted to follow up on your strategy to go after key items. This comes after a few years of shifting your focus to a little bit more on fashion, and I’m just wondering, in the context of your vision to get the older customer in your store a little bit more, give them day-to-night looks — does this change who you are going after, or is this just about realizing that this is the sweet spot of your business?
Roger Markfield- American Eagle Outfitters, Inc.- Vice Chairman of the Board, Executive Creative Director: I think you hit it on the second note; it’s the sweet spot of our business. We have always wanted to be a 15-to-25-year-old customer who is a high school/college customer. We have always been college focused, and this just lets us have both, not a singular purpose.
Judy Meehan- American Eagle Outfitters, Inc.- VP — IR: Okay, thanks, Roxanne. That concludes our call today. Our second quarter announcement is scheduled for Wednesday, August 24. Thanks for your participation and have a great day.
Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.